Exhibit 10.1

COMMON STOCK PURCHASE AGREEMENT

COMMON STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of April 27, 2020 by and between SORRENTO THERAPEUTICS, INC., a Delaware corporation (the “Company”), and Arnaki Ltd., a British Virgin Islands corporation (including its successors and assigns, the “Purchaser”).  Capitalized terms used herein and not otherwise defined herein are defined in Section 10 hereof.

WHEREAS:

Subject to the terms and conditions set forth in this Agreement, the Company wishes to sell to the Purchaser, and the Purchaser wishes to buy from the Company, up to Two Hundred and Fifty Million Dollars ($250,000,000) of the Company’s common stock, par value $0.0001 per share (the “Common Stock” or “Securities”).  The shares of Common Stock to be purchased hereunder are referred to herein as the “Purchase Shares.”

NOW THEREFORE, the Company and the Purchaser hereby agree as follows:

1.                                   PURCHASE OF COMMON STOCK.

Subject to the terms and conditions set forth in this Agreement, the Company has the right to sell to the Purchaser, and the Purchaser has the obligation to purchase from the Company, Purchase Shares as follows:

(a)                                 Commencement of Purchases of Common Stock.  Any time after Commencement (as defined below), the purchase and sale of Purchase Shares hereunder may occur from time to time upon written notices by the Company to the Purchaser on the terms and conditions as set forth herein following the satisfaction of the conditions (the “Commencement”) as set forth in Sections 6 and 7 below (the date of satisfaction of such conditions, the “Commencement Date”).

(b)                                 Fixed and Optional Purchases.  Subject to the terms and conditions of this Agreement, on any given Business Day from and after the Commencement Date and during the Facility Term, the Company shall have the right but not the obligation to (i) direct the Purchaser by its delivery to the Purchaser of a Purchase Notice, substantially in the form attached hereto as Exhibit A, from time to time, and the Purchaser thereupon shall have the obligation, subject to Section 1(d), to buy the number of Purchase Shares specified in such notice, up to 650,000 Purchase Shares on such Business Day (the “Fixed Request Amount”), and/or (ii) at the Company’s sole discretion, grant the Purchaser an option to buy an additional amount of shares (the “Optional Purchase,” collectively with the Fixed Request Amount, a “Regular Purchase”) at the Purchase Price per Purchase Share on the Purchase Date. The Company and the Purchaser may mutually agree to increase the number of Purchase Shares for the Fixed Request Amount to as much as an additional 3,600,000 Purchase Shares on a Purchase Date.  In consideration of and in express reliance upon the representations, warranties and covenants, and otherwise upon the terms and subject to the conditions, of this Agreement, from and after the Commencement Date and during the Facility Term (i) the Company shall issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company, the Purchase Shares in respect of each Fixed Request Amount and (ii) the Purchaser may in its discretion elect to purchase Purchase Shares in respect of each Optional Purchase.  The issuance and sale of Purchase Shares to the Purchaser pursuant to any Fixed Request Amount or Optional Purchase shall occur on the applicable Settlement Date in accordance with Section 1(i), provided that all of the conditions precedent thereto set forth in Section 7 theretofore shall have been fulfilled or (to the extent permitted by applicable law) waived.

The share amounts in this Section 1(b) shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction.

(c)                                 Payment for Purchase Shares.  For each Regular Purchase, the Purchaser shall pay to the Company an amount equal to the Purchase Amount as full payment for such Purchase Shares via wire transfer of immediately available funds on the same Business Day that the Purchaser receives such Purchase Shares.  All payments made under this Agreement shall be made in lawful money of the United States of America via wire transfer of immediately available funds to such account as the Company may from time to time designate by written notice in accordance with the provisions of this Agreement.  Whenever any amount expressed to be due by the terms of this Agreement is due on any day that is not a Business Day, the same shall instead be due on the next succeeding day that is a Business Day.

(d)                                  Purchase Price Floor.  The Purchaser shall have the right but not the obligation to purchase any Purchase Shares at the Floor Price on any Purchase Date where either (i) the VWAP is less than the Floor Price or (ii) the Purchase Price is less than the Floor Price. “Floor Price” means $1.10 per share of Common Stock, which shall not be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction. If trading in the Common Stock on the Principal Market is suspended for any reason for more than three (3) hours on the applicable Purchase Date (which, for the avoidance of doubt, shall not include any reduced trading hours scheduled in advance by the Principal Market, such as days surrounding or including holidays where the Principal Market closes at 1:00 PM Eastern Time), the Purchaser may, at its option, purchase any Purchase Shares on such Purchase Date at a price per Purchase Share that is equal to the greater of (i) the Purchase Price on such Purchase Date and (ii) the Floor Price. For each Purchase Date that has reduced trading hours scheduled in advance by the Principal Market, the total amount of the Fixed Request Amount shall be reduced proportionally (for example, on the days surrounding or including holidays where the Principal Market closes at 1:00 PM Eastern Time, the total amount of the Fixed Request Amount shall be reduced by 40%).

(e)                                   Records of Purchases.  The Purchaser and the Company shall each maintain records showing the remaining Available Amount at any given time and the dates and Purchase Amounts for each purchase, or shall use such other method reasonably satisfactory to the Purchaser and the Company to reconcile the remaining Available Amount.

(f)                                  Taxes.  The Company shall pay any and all transfer, stamp or similar taxes that may be payable with respect to the issuance and delivery of any shares of Common Stock to the Purchaser made under this Agreement.

(g)                                 Compliance with Principal Market Rules.  Notwithstanding anything in this Agreement to the contrary, and in addition to the limitations set forth in Section 1(h), the total number of shares of Common Stock that may be issued under this Agreement shall be limited to 41,917,130 shares of Common Stock (the “Exchange Cap”), which equals 19.99% of the Company’s outstanding shares of Common Stock as of the date hereof, unless stockholder approval is obtained to issue more than such 19.99%.  The Exchange Cap shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction.  The foregoing limitation shall not apply if stockholder approval has not been obtained and at any time the Exchange Cap is reached and at all times thereafter the average price paid for all shares of Common Stock issued under this Agreement is equal to or greater than $2.37 (the “Minimum Price”), a price equal to the lower of (1) the Closing Sale Price immediately preceding the execution of this Agreement or (2) the arithmetic average of the five (5) Closing Sale Prices for the Common Stock immediately preceding the execution of this Agreement (in such circumstance, for purposes of the Principal Market, the transaction contemplated hereby would not be “below market” and the Exchange Cap would not apply). The Minimum Price shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction.  Notwithstanding the foregoing, the Company shall not be required or permitted to issue, and the Purchaser shall not be required to purchase, any shares of Common Stock under this Agreement if such issuance would breach the Company’s obligations under the rules or regulations of the Principal Market.  The Company may, in its sole discretion, determine whether to obtain stockholder approval to issue more than 19.99% of its outstanding shares of Common Stock hereunder if such issuance would require stockholder approval under the rules or regulations of the Principal Market.

(h)                                     Beneficial Ownership Limitation. The Company shall not issue, and the Purchaser shall not purchase any shares of Common Stock under this Agreement, if such shares proposed to be issued and sold, when aggregated with all other shares of Common Stock then owned beneficially (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) and Rule 13d-3 promulgated thereunder) by the Purchaser and its affiliates would result in the beneficial ownership by the Purchaser and its affiliates of more than 4.99% of the then issued and outstanding shares of Common Stock.

(i)                                     Settlement. The Purchaser shall deliver to the Company, via facsimile transmission or e-mail in accordance with this Section 1(i), not later than 8:00 p.m. (New York time) on the Purchase Date, a Purchaser Confirmation, substantially in the form attached hereto as Exhibit B (the “Purchaser Confirmation”), which shall specify (i) the total Fixed Request Amount to be purchased by the Purchaser on the applicable Settlement Date, (ii) the Purchase Price at which the Purchaser will purchase the Purchase Shares pursuant to the Purchase Notice, (iii) the total number of Purchase Shares, if any, to be purchased by the Purchaser in respect of the applicable Fixed Request Amount, and (iv) the total amount of the Optional Purchase, if applicable, to be purchased by the Purchaser on the applicable Settlement Date. The payment for, against subsequent delivery of, Purchase Shares in respect of each Regular Purchase shall be settled on the second Business Day next following the Purchase Date, or on such earlier date as the parties may mutually agree (the “Settlement Date”).  On each Settlement Date, the Company shall, or shall cause its transfer agent to, electronically transfer the Purchase Shares purchased by the Purchaser by crediting the Purchaser’s or its designee(s) account at DTC through its Deposit/Withdrawal at Custodian (DWAC) system, which Purchase Shares shall be freely tradable and transferable and without restriction on resale, against simultaneous payment therefor to the Company’s designated account by wire transfer of immediately available funds.

(j)                                     Failure to Deliver. If the Company issues a Purchase Notice and fails to deliver the Purchase Shares to the Purchaser on the applicable Settlement Date, subject to simultaneous payment, and such failure continues for five (5) Business Days, the Company shall pay the Purchaser, in cash (or, at the option of the Purchaser, in shares of Common Stock valued at the applicable Purchase Price of the Purchase Shares failed to be delivered; provided that the issuance thereof by the Company would not violate the Securities Act or any applicable U.S. federal or state securities laws), as partial damages for such failure and not as a penalty, an amount equal to 2.0% of the payment required to be paid by the Purchaser on such Settlement Date (i.e., the sum of the Fixed Request Amount and the Optional Purchase) for the initial thirty (30) days following such Settlement Date until the Purchase Shares have been delivered, and an additional 2.0% for each additional 30-day period thereafter until the Purchase Shares have been delivered, which amount shall be prorated for such periods less than thirty (30) days. Nothing in this Section 1(j) shall be deemed to release the Company from any liability for any breach under this Agreement, or to impair the rights of the Purchaser to compel specific performance by the Company of its obligations under this Agreement.

(k)                                     Purchase Notice. Upon the terms and subject to the conditions of this Agreement, the Purchaser is obligated to accept each Purchase Notice prepared and delivered in accordance with the provisions of this Agreement. A valid Purchase Notice must be delivered on or before 2:00 p.m. (New York time) on the Purchase Date specified in the Purchase Notice; provided, however, that with respect to the Purchase Notice received after 9:30 a.m. (New York time) but on or before 2:00 p.m. (New York time) (the “Intraday Notice”), the total amount of the Fixed Request Amount shall be reduced proportionally by 1/13th for each half-hour between 9:30 a.m. (New York time) and the time at which the Purchase Notice is delivered (for example, if the Intraday Notice is received by the Purchaser at 11:00 a.m. (New York time), the total amount of the Fixed Request Amount shall be reduced by 3/13 or 150,000 shares).

For the avoidance of doubt, all calculations with respect to the timing of the Intraday Notice shall be rounded up to the nearest half-hour (for example, 12:10 p.m. (New York time) would be rounded to 12:30 p.m. (New York time)). All calculations with respect to Purchase Price of the Intraday Notice shall be based on the intraday VWAP commencing from one minute after the timestamp on the Purchaser’s receipt of an e-mail (or any equivalent means of communication mutually agreed by the Purchaser and the Company) that contains a Purchase Notice, or such other time mutually agreed by the Purchaser and the Company, until 4:00 p.m. (New York time).

If the Company delivers the Purchase Notice to the Purchaser later than 2:00 p.m. (New York time) on a Purchase Date, then the Purchase Date shall not be the Business Day on which the Purchaser received such Purchase Notice, but rather shall be the next Business Day (unless a subsequent Business Day is therein specified).

2.                                      PURCHASER’S REPRESENTATIONS AND WARRANTIES.

The Purchaser represents and warrants to the Company that as of the date hereof and as of the Commencement Date:

(a)                                Organization. The Purchaser is a company duly organized, validly existing and in good standing under the laws of the British Virgin Islands, and has the requisite organizational power and authority to own its properties and to carry on its business as now being conducted.

(b)                                 Accredited Investor Status.  The Purchaser is an “accredited investor” as that term is defined in Rule 501(a)(3) of Regulation D of the 1933 Act.

(c)                                 Information.  The Purchaser has been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities that have been reasonably requested by the Purchaser, including, without limitation, the SEC Documents (as defined in Section 3(f) hereof).  The Purchaser understands that its investment in the Securities involves a high degree of risk.  The Purchaser (i) is able to bear the economic risk of an investment in the Securities including a total loss, (ii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment in the Securities and (iii) has had an opportunity to ask questions of and receive answers from the officers of the Company concerning the financial condition and business of the Company and other matters related to an investment in the Securities.  Neither such inquiries nor any other due diligence investigations conducted by the Purchaser or its representatives shall modify, amend or affect the Purchaser’s right to rely on the Company’s representations and warranties contained in Section 3 below.  The Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

(d)                                  No Governmental Review.  The Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(e)                                  [Intentionally Omitted.];

(f)                                 Validity; Enforcement.  This Agreement has been duly and validly authorized, executed and delivered on behalf of the Purchaser and is a valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms, subject as to enforceability to (i) general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and (ii) public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation) with regards to indemnification, contribution or exculpation. The execution and delivery of the Transaction Documents (as defined in Section 3(b) hereof) by the Purchaser and the consummation by it of the transactions contemplated hereby and thereby do not conflict with the Purchaser’s certificate of organization or operating agreement or similar documents, and do not require further consent or authorization by the Purchaser, its managers or its members.

(g)                                No Short Selling. The Purchaser represents and warrants to the Company that at no time during the course of the 6-month period prior to the date hereof has any of the Purchaser, its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any (i) “short sale” (as such term is defined in Section 242.200 of Regulation SHO of the 1934 Act) of the Common Stock or (ii) hedging transaction, which establishes a net short position with respect to the Common Stock.

3.                                      REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to the Purchaser that as of the date hereof and as of the Commencement Date:

(a)                                 Organization and Qualification.  The Company and its “Subsidiaries” (which for purposes of this Agreement means any entity in which the Company, directly or indirectly, owns more than 50% of the voting stock or capital stock or other similar equity interests) are corporations or limited liability companies duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated or organized (if a good standing concept exists in such jurisdiction), and have the requisite corporate or organizational power and authority to own their properties and to carry on their business as now being conducted.  Each of the Company and its Subsidiaries is duly qualified as a foreign corporation or limited liability company to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary (if a good standing concept exists in such jurisdiction), except to the extent that the failure to be so qualified or be in good standing could not reasonably be expected to have a Material Adverse Effect.  As used in this Agreement, “Material Adverse Effect” means any material adverse effect on any of: (i) the business, properties, assets, operations, results of operations or financial condition of the Company and its Subsidiaries, if any, taken as a whole, or (ii) the authority or ability of the Company to perform its obligations under the Transaction Documents.  All of the direct and indirect subsidiaries of the Company that constitute significant subsidiaries within the meaning of Item 601(b)(21)(ii) of Regulation S-K are set forth on Schedule 3(a).

(b)                                 Authorization; Enforcement; Validity.  (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and each of the other agreements entered into by the parties on the Commencement Date and attached hereto as exhibits to this Agreement (collectively, the “Transaction Documents”), and to issue the Securities in accordance with the terms hereof and thereof, (ii) the execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby and the reservation for issuance and the issuance of the Purchase Shares issuable under this Agreement, have been duly authorized by the Company’s Board of Directors or duly authorized committee thereof, do not conflict with the Company’s Certificate of Incorporation or Bylaws (as defined below), and do not require further consent or authorization by the Company, its Board of Directors, except as set forth in this Agreement, or its stockholders (other than as contemplated by Section 1(g) hereof), (iii) this Agreement has been, and each other Transaction Document shall be on the Commencement Date, duly executed and delivered by the Company and (iv) this Agreement constitutes, and each other Transaction Document upon its execution on behalf of the Company, shall constitute, the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by (y) general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies and (z) public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation) with regards to indemnification, contribution or exculpation.  The Board of Directors of the Company or duly authorized committee thereof has approved the resolutions (the “Signing Resolutions”) to authorize this Agreement and the transactions contemplated hereby.  The Signing Resolutions are valid, in full force and effect and have not been modified or supplemented in any material respect.  The Company has delivered to the Purchaser a true and correct copy of the Signing Resolutions as approved by the Board of Directors of the Company or an appropriate Board committee.

(c)                                  Capitalization.  As of the date hereof, the authorized capital stock of the Company consists of (i) 750,000,000 shares of Common Stock, par value $0.0001, of which as of the date hereof, 209,690,497 shares are issued and outstanding, 7,568,182 shares are held as treasury shares, 20,313,363 shares are reserved for future issuance pursuant to the Company’s equity incentive plans, of which approximately 7,014,700 shares remain available for future option grants or stock awards, and 46,817,092 shares are issuable and reserved for issuance pursuant to securities (other than stock options or equity-based awards issued pursuant to the Company’s stock incentive plans) exercisable or exchangeable for, or convertible into, shares of Common Stock, and (ii) 100,000,000 shares of preferred stock, of which as of the date hereof no shares are issued and outstanding.  All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and non-assessable.  Except as disclosed in Schedule 3(c), (i) no shares of the Company’s capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company, (ii) there are no outstanding debt securities of the Company or any of its Subsidiaries, (iii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, (iv) there are no material agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act, (v) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries, (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities as described in this Agreement and (vii) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.  The Company has furnished or made available to the Purchaser true and correct copies of the Company’s Amended and Restated Certificate of Incorporation, as amended and as in effect on the date hereof (the “Certificate of Incorporation”), and the Company’s Amended and Restated Bylaws, as amended and as in effect on the date hereof (the “Bylaws”).

(d)                                 Issuance of Securities.  Upon issuance and payment therefore in accordance with the terms and conditions of this Agreement, the Purchase Shares shall be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock.

(e)                                  No Conflicts.  Except as disclosed in Schedule 3(e), the execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the reservation for issuance and issuance of the Purchase Shares) will not (i) result in a violation of the Certificate of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock of the Company or the Bylaws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or result, to the Company’s knowledge, in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Principal Market applicable to the Company or any of its Subsidiaries) or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except in the case of conflicts, defaults, terminations, amendments, accelerations, cancellations and violations under clause (ii), which could not reasonably be expected to result in a Material Adverse Effect.  Except as disclosed in Schedule 3(e), neither the Company nor its Subsidiaries is in violation of any term of or in default under its Certificate of Incorporation, any Certificate of Designation, Preferences and Rights of any outstanding series of preferred stock of the Company or Bylaws or their organizational charter or bylaws, respectively.  Except as disclosed in Schedule 3(e), neither the Company nor any of its Subsidiaries is in violation of any term of or is in default under any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its Subsidiaries, except for possible violations, defaults, terminations or amendments that would not reasonably be expected to have a Material Adverse Effect.  The business of the Company and its Subsidiaries is not being conducted, and shall not be conducted, in violation of any law, ordinance, or regulation of any governmental entity, except for possible violations, the sanctions for which either individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.  Except as specifically contemplated by this Agreement, reporting obligations under the 1934 Act, or as required under the 1933 Act or applicable state securities laws or the filing of a Listing of Additional Shares Notification Form with the Principal Market, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents in accordance with the terms hereof or thereof.  Except as disclosed in Schedule 3(e) and for reporting obligations under the 1934 Act, all consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence shall be obtained or effected on or prior to the Commencement Date.  Except as disclosed in Schedule 3(e), the Company is not subject to any notices or actions from or to the Principal Market other than routine matters incident to listing on the Principal Market and not involving a violation of the rules of the Principal Market.  Except as disclosed in Schedule 3(e), to the Company’s knowledge, the Principal Market has not commenced any delisting proceedings against the Company.

(f)                                   SEC Documents; Financial Statements. Except as disclosed in Schedule 3(f), since December 31, 2019, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”).  As of their respective dates (except as they have been correctly amended), the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC (except as they may have been properly amended), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of their respective dates (except as they have been properly amended), the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).  Except as disclosed in Schedule 3(f) or routine correspondence, such as comment letters and notices of effectiveness in connection with previously filed registration statements or periodic reports publicly available on EDGAR, to the Company’s knowledge, the Company or any of its Subsidiaries are not on the date hereof the subject of any inquiry, investigation or action by the SEC.

(g)                                    Absence of Certain Changes.  Except as disclosed in Schedule 3(g), since December 31, 2019, there has been no material adverse change in the business, properties, operations, financial condition or results of operations of the Company or its Subsidiaries taken as a whole.  For purposes of this Agreement, neither a decrease in cash or cash equivalents or in the market price of the Common Stock nor losses incurred in the ordinary course of the Company’s business shall be deemed or considered a material adverse change.  The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any Bankruptcy Law nor does the Company or any of its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy or insolvency proceedings.  The Company is financially solvent and is generally able to pay its debts as they become due.

(h)                                    Absence of Litigation. Except as disclosed in Schedule 3(h), to the Company’s knowledge, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against the Company, the Common Stock or any of the Company’s Subsidiaries or any of the Company’s or the Company’s Subsidiaries’ officers or directors in their capacities as such, which could reasonably be expected to have a Material Adverse Effect (each, an “Action”).  A description of each such Action, if any, is set forth in Schedule 3(h).

(i)                                     Acknowledgment Regarding Purchaser’s Status.  The Company acknowledges and agrees that the Purchaser is acting solely in the capacity of arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby.  The Company further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby and any advice given by the Purchaser or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Purchaser’s purchase of the Securities.  The Company further represents to the Purchaser that the Company’s decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives and advisors.

(j)                                     Intellectual Property Rights.  To the Company’s knowledge, the Company and its Subsidiaries own or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights (collectively, “Intellectual Property”) necessary to conduct their respective businesses as now conducted, except as set forth in Schedule 3(j) or to the extent that the failure to own, possess, license or otherwise hold adequate rights to use Intellectual Property would not, individually or in the aggregate, have a Material Adverse Effect.  Except as disclosed in Schedule 3(j), to the Company’s knowledge, none of the Company’s active and registered Intellectual Property have expired or terminated, or, by the terms and conditions thereof, will expire or terminate within two years from the date of this Agreement, except as would not reasonably be expected to have a Material Adverse Effect.  The Company and its Subsidiaries do not have any knowledge of any infringement by the Company or its Subsidiaries of any Intellectual Property of others and, except as set forth on Schedule 3(j), there is no claim, action or proceeding being made or brought against, or to the Company’s knowledge, being threatened against, the Company or its Subsidiaries regarding Intellectual Property, which could reasonably be expected to have a Material Adverse Effect.

(k)                                     Environmental Laws.  To the Company’s knowledge, the Company and its Subsidiaries (i) are in material compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety or the environment and with respect to hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all material permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in material compliance with all terms and conditions of any such permit, license or approval, except where, in each of the three foregoing clauses, the failure to so comply or receive such approvals could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(l)                                     Title.  The Company and its Subsidiaries have good and marketable title to all personal property owned by them that is material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as are described in Schedule 3(l) or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and any of its Subsidiaries or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Any real property and facilities held under lease by the Company and any of its Subsidiaries, to the Company’s knowledge, are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

(m)                                    Insurance.  The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be reasonable and customary in the businesses in which the Company and its Subsidiaries are engaged.  To the Company’s knowledge, since January 1, 2019, neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such Subsidiary, to the Company’s knowledge, will be unable to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Material Adverse Effect.

(n)                                    Regulatory Permits.  The Company and its Subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses as currently conducted, except when the failure to so possess such certificates, authorizations or permits could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and neither the Company nor any such Subsidiary has received any written notice of proceedings relating to the revocation or modification of any such material certificate, authorization or permit.

(o)                                    Tax Status.  The Company and each of its Subsidiaries has made or filed all federal and state income and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books reserves reasonably adequate for the payment of all unpaid and unreported taxes or filed valid extensions) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books reserves reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  To the Company’s knowledge, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction.

(p)                                    Transactions With Affiliates.  Except as set forth on Schedule 3(p), and other than (i) the grant or exercise of stock options or any other equity securities offered pursuant to duly adopted stock or incentive compensation plans as disclosed on Schedule 3(c) and (ii) employment or indemnification agreements approved by the Board of Directors of the Company, none of the officers, directors or employees of the Company is on the date hereof a party to any transaction with the Company or any of its Subsidiaries (other than for services as employees, officers and directors and reimbursement for expenses incurred on behalf of the Company), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a material interest or is an officer, director, trustee or general partner.

(q)                                    Application of Takeover Protections.  The Company and its board of directors have taken or will take prior to the Commencement Date all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation or the laws of the state of its incorporation, other than Section 203 of the General Corporation Law of the State of Delaware, which is or could become applicable to the Purchaser as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Securities and the Purchaser’s ownership of the Securities.

(r)                                     Registration Statement.  The Shelf Registration Statement (as defined in Section 4(a) hereof) has been declared effective by the SEC, and no stop order has been issued or is pending or, to the knowledge of the Company, threatened by the SEC with respect thereto.  As of the date hereof, the Company has a dollar amount of securities registered and unsold under the Shelf Registration Statement, which is not less than the Available Amount.

4.                                      COVENANTS.

(a)                                     Filing of Form 8-K and Prospectus Supplement.  The Company agrees that it shall, within the time required under the 1934 Act, file a Current Report on Form 8-K disclosing this Agreement and the transaction contemplated hereby (the “Form 8-K”). The Company shall use its reasonable best efforts to keep the existing shelf registration statement on Form S-3 (File No. 333-237142) (the “Shelf Registration Statement”) effective pursuant to Rule 415 promulgated under the 1933 Act and available for sales of all Securities to the Purchaser until such time as (i) it no longer qualifies to make sales under the Shelf Registration Statement (which shall be understood to include the inability of the Company to immediately effectuate sales of Securities to the Purchaser under the Shelf Registration Statement pursuant to General Instruction I.B.1 of Form S-3), (ii) the date on which all the Securities have been sold under this Agreement and no Available Amount remains thereunder, or (iii) this Agreement has been terminated.  The Shelf Registration Statement (including any amendments or supplements thereto and prospectuses or prospectus supplements contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading

(b)                                     Blue Sky. The Company shall take such action, if any, as is reasonably necessary in order to obtain an exemption for or to qualify (i) the initial sale of the Securities to the Purchaser under this Agreement and (ii) any subsequent sale of the Securities by the Purchaser, in each case, under applicable securities or “Blue Sky” laws of the states of the United States in such states as is reasonably requested by the Purchaser from time to time, and shall provide evidence of any such action so taken to the Purchaser at its written request; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(c)                                     Listing.  The Company shall promptly secure the listing of all of the Securities upon each national securities exchange and automated quotation system that requires an application by the Company for listing, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain such listing, so long as any other shares of Common Stock shall be so listed.  The Company shall use its reasonable best efforts to maintain the Common Stock’s listing on the Principal Market.  Neither the Company nor any of its Subsidiaries shall take any action that would be reasonably expected to result in the delisting or suspension of the Common Stock on the Principal Market, unless the Common Stock is immediately thereafter traded on the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market.  The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section.

(d)                                    Due Diligence.  The Purchaser shall have the right, from time to time as the Purchaser may reasonably request, to perform reasonable due diligence on the Company during normal business hours and subject to reasonable prior notice to the Company.  The Company and its officers and employees shall provide information and reasonably cooperate with the Purchaser in connection with any reasonable request by the Purchaser related to the Purchaser’s due diligence of the Company, including, but not limited to, any such request made by the Purchaser in connection with the Commencement; provided, however, that at no time is the Company required to disclose material nonpublic information to the Purchaser or breach any obligation of confidentiality or non-disclosure to a third party or make any disclosure that could cause a waiver of attorney-client privilege.  Except as may be required by law, court order or governmental authority, each party hereto agrees not to disclose any Confidential Information of the other party to any third party and shall not use the Confidential Information of such other party for any purpose other than in connection with, or in furtherance of, the transactions contemplated hereby; provided, that to the extent such disclosure is required by law, court order or governmental authority, the receiving party shall provide the disclosing party with reasonable prior written notice of such disclosure and make a reasonable effort to assist the disclosing party in obtaining a protective order preventing or limiting the disclosure and/or requiring that the Confidential Information so disclosed be used only for the purposes for which the law, court order or governmental authority requires.  Each party hereto acknowledges that the Confidential Information shall remain the property of the disclosing party and agrees that it shall take all reasonable measures to protect the secrecy of any Confidential Information disclosed by the other party.

(e)                                     Selling Restrictions.  (i)  Except as expressly set forth below, the Purchaser covenants that from and after the date hereof through and including the termination of this Agreement (the “Restricted Period”), neither the Purchaser nor any of its affiliates nor any entity managed or controlled by the Purchaser (collectively, the “Restricted Persons” and each of the foregoing is referred to herein as a “Restricted Person”) shall, directly or indirectly, (x) engage in any Short Sales (as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act) involving the Company’s securities or (y) grant any option to purchase, or acquire any right to dispose of or otherwise dispose for value of, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for any shares of Common Stock, or enter into any swap, hedge or other similar agreement that transfers, in whole or in part, the economic risk of ownership of the Common Stock or establishes a net short position with respect to the Common Stock. Notwithstanding the foregoing, it is expressly understood and agreed that nothing contained herein shall (without implication that the contrary would otherwise be true) prohibit any Restricted Person during the Restricted Period from:  (1) selling “long” (as defined under Rule 200 promulgated under Regulation SHO) any shares of Common Stock; or (2) selling a number of shares of Common Stock equal to (x) the number of shares of Common Stock that such Restricted Person is or may be obligated to purchase under a pending Fixed Request Amount and/or (y) the number of shares of Common Stock that such Restricted Person may purchase under a pending Optional Purchase, but, in each case, has not yet taken possession of so long as such Restricted Person (or a broker-dealer of such Restricted Person, as applicable) delivers the Purchase Shares purchased pursuant to such Fixed Request Amount and/or Optional Purchase to the purchaser thereof or the applicable broker-dealer; provided, however, such Restricted Person (or the applicable broker-dealer, as applicable) shall not be required to so deliver any such shares of Common Stock subject to such Fixed Request Amount or Optional Purchase, as the case may be, if (a) such Fixed Request Amount or Optional Purchase, as the case may be, is terminated by mutual agreement of the Company and the Purchaser and, as a result of such termination, no such shares of Common Stock are delivered to the Purchaser under this Agreement or (b) the Company otherwise fails to deliver such shares of Common Stock to the Purchaser on the applicable Settlement Date upon the terms and subject to the provisions of this Agreement.

(ii) In addition to the foregoing, in connection with any sale of Securities (including any sale permitted by Section 4(e)(i) above), the Purchaser shall comply in all respects with all applicable laws, rules, regulations and orders, including, without limitation, the requirements of the Securities Act and the Exchange Act.

5.                                      TRANSFER AGENT INSTRUCTIONS.

All of the Purchase Shares to be issued under this Agreement shall be issued without any restrictive legend unless the Purchaser expressly consents otherwise.  The Company shall issue irrevocable instructions to the Transfer Agent, and any subsequent transfer agent, to issue Common Stock in the name of the Purchaser for the Purchase Shares (the “Irrevocable Transfer Agent Instructions”).  The Company warrants to the Purchaser that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5, will be given by the Company to the Transfer Agent with respect to the Purchase Shares and that the Purchase Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement.

6.                                      CONDITIONS TO THE COMPANY’S RIGHT TO COMMENCE SALES OF SHARES OF COMMON STOCK UNDER THIS AGREEMENT.

The right of the Company hereunder to commence sales of the Purchase Shares is subject to the satisfaction of each of the following conditions on or before the Commencement Date (the date that the Company may begin sales of Purchase Shares):

(a)                                 The Purchaser shall have executed each of the Transaction Documents and delivered the same to the Company;

(b)                                 The representations and warranties of the Purchaser shall be true and correct as of the Commencement Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct in all material respects as of such specific date) and the Purchaser shall have performed, satisfied and complied in all material respects with the covenants and agreements required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the Commencement Date; and

(c)                                  The prospectus supplement covering the sale of the Purchase Shares to the Purchaser pursuant to this Agreement (the “Prospectus Supplement”) shall have been delivered to the Purchaser and no stop order with respect to the registration statement covering the sale of shares to the Purchaser shall be pending or threatened by the SEC.

7.                                      CONDITIONS TO THE PURCHASER’S OBLIGATION TO MAKE PURCHASES OF SHARES OF COMMON STOCK.

The obligation of the Purchaser to buy Purchase Shares under this Agreement is subject to the satisfaction of each of the following conditions on or before the Commencement Date (the date that the Company may begin sales of Purchase Shares) and once such conditions have been initially satisfied, there shall not be any ongoing obligation to satisfy such conditions after the Commencement has occurred:

(a)                                 The Company shall have executed each of the Transaction Documents and delivered the same to the Purchaser;

(b)                                 [Intentionally Omitted.];

(c)                                  The Common Stock shall be authorized for quotation on the Principal Market, trading in the Common Stock shall not have been within the last 365 days suspended by the SEC or the Principal Market, other than a general halt in trading in the Common Stock by the Principal Market under halt codes indicating pending or released material news, and the Securities shall be approved for listing upon the Principal Market;

(d)                                 The Purchaser shall have received the opinion of the Company’s legal counsel dated as of the Commencement Date in customary form and substance;

(e)                                  The representations and warranties of the Company shall be true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality in Section 3 above, in which case, such representations and warranties shall be true and correct without further qualification) as of the date of this Agreement and as of the Commencement Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct in all material respects as of such specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Commencement Date.  The Purchaser shall have received a certificate, executed by the CEO, President or CFO of the Company, dated as of the Commencement Date, to the foregoing effect;

(f)                                   The Board of Directors of the Company or a duly authorized committee thereof shall have adopted resolutions which shall be in full force and effect without any amendment or supplement thereto as of the Commencement Date;

(g)                                    As of the Commencement Date, the Company shall have reserved out of its authorized and unissued Common Stock, solely for the purpose of effecting future purchases of Purchase Shares hereunder, 41,917,130 shares of Common Stock;

(h)                                    The Irrevocable Transfer Agent Instructions, in form acceptable to the Purchaser shall have been signed by the Company and the Purchaser and shall have been delivered to the Transfer Agent;

(i)                                      The Company shall have delivered to the Purchaser a certificate evidencing the incorporation and good standing of the Company in the State of Delaware issued by the Secretary of State of the State of Delaware as of a date within ten (10) Business Days of the Commencement Date;

(j)                                      [Intentionally Omitted.];

(k)                                     The Company shall have delivered to the Purchaser a secretary’s certificate executed by the Secretary of the Company, dated as of the Commencement Date;

(l)                                      The Shelf Registration Statement shall have been declared effective under the 1933 Act by the SEC and no stop order with respect thereto shall be pending or threatened by the SEC.  The Company shall have prepared and delivered to the Purchaser a final and complete form of Prospectus Supplement, dated and current as of the Commencement Date, to be used in connection with any issuances of any Purchase Shares to the Purchaser, and to be filed by the Company within one (1) Business Day after the Commencement Date pursuant to Rule 424(b).  The Company shall have made all filings under all applicable federal and state securities laws necessary to consummate the issuance of the Purchase Shares pursuant to this Agreement in compliance with such laws;

(m)                                     No Event of Default has occurred and is continuing, or any event which, after notice and/or lapse of time, would become an Event of Default has occurred;

(n)                                     On or prior to the Commencement Date, the Company shall  take all necessary action, if any, and such actions as reasonably requested by the Purchaser, in order to render inapplicable any control share acquisition, business combination, stockholder rights plan or poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation or the laws of the state of its incorporation, other than Section 203 of the Delaware General Corporation Law, that is or could become applicable to the Purchaser as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Securities and the Purchaser’s ownership of the Securities; and

(o)                                    The Company shall have provided the Purchaser with the information reasonably requested by the Purchaser in connection with its due diligence requests made prior to, or in connection with, the Commencement, in accordance with the terms of Section 4(f) hereof.

8.                                      INDEMNIFICATION.

(a)                                    Indemnification by the Company. The Company shall indemnify and hold harmless the Purchaser, each of its directors, officers, partners, employees, investment managers, investment advisors, agents, representatives and affiliates, and each Person, if any, who controls the Purchaser within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act from and against all losses, claims, damages, liabilities and expenses (including reasonable and documented costs of defense and investigation and all reasonable and documented attorneys’ fees) to which the Purchaser and each such other Person may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities and expenses arise out of or are based upon (i) any violation by the Company of United States federal or state securities laws in connection with the transactions contemplated by this Agreement by the Company or any of its Subsidiaries, affiliates, officers, directors or employees, (ii) any untrue statement or alleged untrue statement of a material fact contained, or incorporated by reference, in the Shelf Registration Statement or any amendment thereto or any omission or alleged omission to state therein, or in any document incorporated by reference therein, a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any untrue statement or alleged untrue statement of a material fact contained, or incorporated by reference, in any “issuer free writing prospectus” (as defined in Rule 433 under the Securities Act), or in any amendment thereof or supplement thereto, in each case in connection with the transactions contemplated by this Agreement, or the omission or alleged omission to state therein any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which the statements therein were made, not misleading; provided, however, that (A) the Company shall not be liable under this Section 8(a) to the extent that such loss, claim, damage, liability or expense resulted directly and solely from any such acts or failures to act, undertaken or omitted to be taken by the Purchaser or such Person through its bad faith or willful misconduct, (B) the foregoing indemnity shall not apply to any loss, claim, damage, liability or expense to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Purchaser expressly for use in the Form 8-K or any prospectus supplement or free writing prospectus, or any amendment thereof or supplement thereto, including, without limitation, the information set forth on Exhibit C hereto for inclusion in the Prospectus Supplement in the sections captioned “The Transaction” and “Plan of Distribution”, and (C) with respect to the prospectus, the foregoing indemnity shall not inure to the benefit of the Purchaser or any such Person from whom the Person asserting any loss, claim, damage, liability or expense purchased Common Stock, if copies of all prospectus supplements required to be filed pursuant to Section 7(l), together with the base prospectus, were timely delivered or made available to the Purchaser pursuant hereto and a copy of the base prospectus, together with a prospectus supplement (as applicable), was not sent or given by or on behalf of the Purchaser or any such Person to such Person, if required by law to have been delivered, at or prior to the written confirmation of the sale of the Common Stock to such Person, and if delivery of the base prospectus, together with a prospectus supplement (as applicable), would have cured the defect giving rise to such loss, claim, damage, liability or expense.

The Company shall reimburse the Purchaser and each such director, officer, partner, employee, agent, representative and affiliate or controlling Person promptly upon demand (with accompanying presentation of documentary evidence) for all legal and other costs and expenses reasonably incurred by the Purchaser or such indemnified Persons in investigating, defending against, or preparing to defend against any such claim, action, suit or proceeding with respect to which it is entitled to indemnification.

(b)                                     Indemnification by the Purchaser.  The Purchaser shall indemnify and hold harmless the Company, each of its directors, officers, partners, employees, agents, representatives and affiliates, and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act from and against all losses, claims, damages, liabilities and expenses (including reasonable and documented costs of defense and investigation and all reasonable and documented attorneys’ fees) to which the Company and each such other Person may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities and expenses arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Form 8-K, the Shelf Registration Statement or any prospectus supplement or free writing prospectus, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which the statements therein were made, not misleading, in each case, to the extent, and only to the extent, that such untrue statement, alleged untrue statement, omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Purchaser expressly for use in the Form 8-K or any prospectus supplement or free writing prospectus, or any amendment thereof or supplement thereto, including, without limitation, the information set forth on Exhibit C hereto for inclusion in the Prospectus Supplement in the sections captioned “The Transaction” and “Plan of Distribution” or updated from time to time in writing by the Purchaser and furnished to the Company by the Purchaser expressly for inclusion in the Form 8-K, the Shelf Registration Statement a prospectus or any new registration statement or from the failure of the Purchaser to deliver or to cause to be delivered the prospectus made available by the Company, if such prospectus was timely made available by the Company pursuant to this Agreement.

The Purchaser shall reimburse the Company and each such director, officer, partner, employee, agent, representative and affiliate or controlling Person promptly upon demand (with accompanying presentation of documentary evidence) for all legal and other costs and expenses reasonably incurred by the Company or such indemnified Persons in investigating, defending against, or preparing to defend against any such claim, action, suit or proceeding with respect to which it is entitled to indemnification.

(c)                                      Promptly after a Person receives notice of a claim or the commencement of an action for which the Person intends to seek indemnification under Section 8(a) or (b), the Person will notify the indemnifying party in writing of the claim or commencement of the action, suit or proceeding; provided, however, that failure to notify the indemnifying party will not relieve the indemnifying party from liability under Section 8(a) or (b), except to the extent it has been materially prejudiced by the failure to give notice.  The indemnifying party will be entitled to participate in the defense of any claim, action, suit or proceeding as to which indemnification is being sought, and if the indemnifying party acknowledges in writing the obligation to indemnify the party against whom the claim or action is brought, the indemnifying party may (but will not be required to) assume the defense against the claim, action, suit or proceeding with counsel satisfactory to it.  After an indemnifying party notifies an indemnified party that the indemnifying party wishes to assume the defense of a claim, action, suit or proceeding, the indemnifying party will not be liable for any legal or other expenses incurred by the indemnified party in connection with the defense against the claim, action, suit or proceeding except that if, in the opinion of counsel to the indemnifying party, one or more of the indemnified parties should be separately represented in connection with a claim, action, suit or proceeding, the indemnifying party will pay the reasonable fees and expenses of one separate counsel for the indemnified parties.  Each indemnified party, as a condition to receiving indemnification as provided in Section 8(a) or (b), will cooperate in all reasonable respects with the indemnifying party in the defense of any action or claim as to which indemnification is sought.  No indemnifying party will be liable for any settlement of any action effected without its prior written consent.  Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested (by written notice provided in accordance with Section 11(f)) an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated hereby effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received written notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.  No indemnifying party will, without the prior written consent of the indemnified party, effect any settlement of a pending or threatened action with respect to which an indemnified party is, or is informed that it may be, made a party and for which it would be entitled to indemnification, unless the settlement includes an unconditional release of the indemnified party from all liability and claims which are the subject matter of the pending or threatened action.

If for any reason the indemnification provided for in this Agreement is not available to, or is not sufficient to hold harmless, an indemnified party in respect of any loss or liability referred to in Section 8(a) or (b) as to which such indemnified party is entitled to indemnification thereunder, each indemnifying party shall, in lieu of indemnifying the indemnified party, contribute to the amount paid or payable by the indemnified party as a result of such loss or liability, (i) in the proportion which is appropriate to reflect the relative benefits received by the indemnifying party, on the one hand, and by the indemnified party, on the other hand, from the sale of Securities which is the subject of the claim, action, suit or proceeding which resulted in the loss or liability or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above, but also the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, with respect to the statements or omissions which are the subject of the claim, action, suit or proceeding that resulted in the loss or liability, as well as any other relevant equitable considerations.

The remedies provided for in Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified Person at law or in equity.

9.                                      EVENTS OF DEFAULT.

An “Event of Default” shall be deemed to have occurred at any time as any of the following events occurs:

(a)                                    during any period in which the effectiveness of any registration statement is required to be maintained pursuant to the terms of this Agreement, the effectiveness of such registration statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the Company for the sale of all of the Purchase Shares to the Purchaser, and such lapse or unavailability continues for a period of ten (10) consecutive Business Days or for more than an aggregate of thirty (30) Business Days in any 365-day period, which is not in connection with a post-effective amendment to any such registration statement or the filing of a new registration statement; provided, however, that in connection with any post-effective amendment to such registration statement or filing of a new registration statement that is required to be declared effective by the SEC, such lapse or unavailability may continue for a period of no more than thirty (30) consecutive Business Days, which such period shall be extended for an additional thirty (30) Business Days if the Company receives a comment letter from the SEC in connection therewith;

(b)                                 the suspension from trading or failure of the Common Stock to be listed on a Principal Market for a period of three (3) consecutive Business Days;

(c)                                  the delisting of the Common Stock from the Principal Market, and the Common Stock is not immediately thereafter trading on the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market;

(d)                                 the failure for any reason by the Transfer Agent to issue Purchase Shares to the Purchaser after the applicable Settlement Date that the Purchaser is entitled to receive, and such failure continues for five (5) Business Days;

(e)                                  the Company’s breach of any representation or warranty (as of the dates made), covenant or other term or condition under any Transaction Document if such breach could reasonably be expected to have a Material Adverse Effect and except, in the case of a breach of a covenant which is reasonably curable, only if such breach continues uncured for a period of at least five (5) Business Days;

(f)                                   if any Person commences a proceeding against the Company pursuant to or within the meaning of any Bankruptcy Law;

(g)                                  if the Company pursuant to or within the meaning of any Bankruptcy Law; (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a Custodian of it or for all or substantially all of its property, (D) makes a general assignment for the benefit of its creditors or (E) becomes insolvent;

(h)                                   a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company in an involuntary case, (B) appoints a Custodian of the Company or for all or substantially all of its property, or (C) orders the liquidation of the Company or any Subsidiary; or

(i)                                    if at any time after the Commencement Date, the Exchange Cap is reached unless and until stockholder approval has been obtained pursuant to Section 1(h) hereof.  The Exchange Cap shall be deemed to be reached at such time if, upon submission of a Purchase Notice under this Agreement, the issuance of such shares of Common Stock would exceed the number of shares of Common Stock which the Company may issue under this Agreement without breaching the Company’s obligations under the rules or regulations of the Principal Market.

In addition to any other rights and remedies under applicable law and this Agreement, including the Purchaser termination rights under Section 11(k) hereof, so long as an Event of Default has occurred and is continuing, or if any event which, after notice and/or lapse of time, would become an Event of Default, has occurred and is continuing, or so long as the VWAP is below the Floor Price, the Company may not require and the Purchaser shall not be obligated to purchase any shares of Common Stock under this Agreement.  If pursuant to or within the meaning of any Bankruptcy Law, the Company commences a voluntary case or any Person commences a proceeding against the Company, a Custodian is appointed for the Company or for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors, (any of which would be an Event of Default as described in Sections 9(f), 9(g) and 9(h) hereof) this Agreement shall automatically terminate without any liability or payment to the Company without further action or notice by any Person.  No such termination of this Agreement under Section 11(k)(i) shall affect the Company’s or the Purchaser’s obligations under this Agreement with respect to pending purchases and the Company and the Purchaser shall complete their respective obligations with respect to any pending purchases under this Agreement.

10.                                  CERTAIN DEFINED TERMS.

For purposes of this Agreement, the following terms shall have the following meanings:

(a)                                 “1933 Act” means the Securities Act of 1933, as amended.

(b)                                 “Available Amount” means initially Two Hundred and Fifty Million Dollars ($250,000,000) in the aggregate which amount shall be reduced by the Purchase Amount each time the Purchaser purchases shares of Common Stock pursuant to Section 1 hereof.

(c)                                  “Bankruptcy Law” means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors.

(d)                                 “Business Day” means any day on which the Principal Market is open for trading during normal trading hours (i.e., 9:30 a.m. to 4:00 p.m. Eastern Time), including any day on which the Principal Market is open for trading for a period of time less than the customary time.

(e)                                  “Closing Sale Price” means the last closing trade price for the Common Stock on the Principal Market as reported by the Principal Market.

(f)                                   “Confidential Information” means any information disclosed by either party to the other party, either directly or indirectly, in writing, orally or by inspection of tangible objects (including, without limitation, documents, prototypes, samples, protocols, development plans, commercialization plans, compounds, formulations, preclinical study and clinical trial results, plant and equipment), which is designated as “Confidential,” “Proprietary” or some similar designation. Information communicated orally shall be considered Confidential Information if such information is expressly identified as Confidential Information at the time of such initial disclosure and confirmed in writing as being Confidential Information within ten (10) Business Days after the initial disclosure. Confidential Information may also include information disclosed to a disclosing party by third parties. Confidential Information shall not, however, include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (ii) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no action or inaction of the receiving party or its affiliates; (iii) is already in the possession of the receiving party at the time of disclosure by the disclosing party as shown by the receiving party’s files and records immediately prior to the time of disclosure; (iv) is obtained by the receiving party from a third party without a breach of such third party’s obligations of confidentiality; or (v) is independently developed by the receiving party without use of or reference to the disclosing party’s Confidential Information, as shown by documents and other competent evidence in the receiving party’s possession.

(g)                                  “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

(h)                                  “Facility Term” means the date that is thirty-six (36) months from the Commencement Date.

(i)                                   “Optional Purchase” means, with respect to any Purchase Date, the Company may in its sole discretion grant to the Purchaser the right to exercise, from time to time (but not more than once on any Pricing Date), all or any portion of the Available Amount. The maximum amount of the Optional Purchase shall be set forth in the Purchase Notice. Any unexercised portion of the Optional Purchase expires at the end of the Purchase Date.

(j)                                   “Person” means an individual or entity including any limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(k)                                  “Principal Market” means the Nasdaq Capital Market; provided however, that in the event the Company’s Common Stock is ever listed or traded on the New York Stock Exchange, the NYSE American, the Nasdaq Global Market, or the Nasdaq Global Select Market, then the “Principal Market” means such other market or exchange on which the Company’s Common Stock is then listed or traded.

(l)                                  “Purchase Amount” means, with respect to any particular Regular Purchase made hereunder, (i) the portion of the Available Amount that the Purchaser is required to purchase, up to 650,000 Purchase Shares on each Purchase Date, pursuant to Section 1 hereof and (ii) the amount of any Optional Purchase purchased by the Purchaser, in each case as set forth in a valid Purchase Notice which the Company delivers to the Purchaser and as confirmed in a Purchaser Confirmation; provided, however, in no event shall the Purchase Amount exceed $5,000,000 on a Purchase Date, unless the Purchaser and the Company mutually agree.

(m)                                 “Purchase Date” means the Business Day of receipt by the Purchaser of a valid Purchase Notice that the Purchaser is to buy Purchase Shares pursuant to Section 1(b) hereof.

(n)                                 “Purchase Notice” means an irrevocable written notice, substantially in the form attached hereto as Exhibit A, from the Company to the Purchaser directing the Purchaser to buy Purchase Shares pursuant to Section 1(b). The Purchase Notice shall specify (i) the Fixed Request Amount (which shall not exceed 650,000 shares unless otherwise mutually agreed by the Purchaser and the Company), (ii) the Purchase Date, and (iii) the amount of Optional Purchase, if any.

(o)                                 “Purchase Price” means 97.5% of the VWAP on the Purchase Date, calculated at the end of the Purchase Date.

(q)                                 “SEC” means the U.S. Securities and Exchange Commission.

(r)                                 “Transfer Agent” means the transfer agent of the Company as set forth in Section 11(f) hereof or such other person who is then serving as the transfer agent for the Company in respect of the Common Stock.

(s)                                 “VWAP” means the daily volume weighted average price (based on a trading day from 9:30 a.m. to 4:00 p.m. eastern time) per share of the Common Stock on the Principal Market as reported by Bloomberg Financial LP using the AQR function.

11.                               MISCELLANEOUS.

(a)                                 Governing Law; Jurisdiction; Jury Trial.  The corporate laws of the State of Delaware shall govern all issues concerning the relative rights of the Company and its stockholders.  All other questions concerning the construction, validity, enforcement and interpretation of this Agreement and the other Transaction Documents shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.  Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or under the other Transaction Documents or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b)                                 Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile or pdf (or other electronic reproduction) signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile or PDF (or other electronic reproduction) signature.

(c)                                  Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d)                                 Severability.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e)                                  Entire Agreement.  This Agreement supersede all other prior oral or written agreements between the Purchaser, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement, the other Transaction Documents and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters.  Each of the Company and the Purchaser acknowledges and agrees that it has not relied on, in any manner whatsoever, any representations or statements, written or oral, other than as expressly set forth in this Agreement.

(f)                                   Notices.  Any notices, consents or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) upon receipt, when sent by electronic message (provided the recipient responds to the message and confirmation of both electronic messages are kept on file by the sending party); or (iv) one (1) Business Day after timely deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Sorrento Therapeutics, Inc.

4955 Directors Place

San Diego, CA 92121

Attention: Chief Executive Officer and General Counsel

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

1117 S. California Avenue

Palo Alto, CA 94304-1106

Attention: Jeffrey T. Hartlin and Samantha H. Eldredge

If to the Purchaser:

Arnaki Ltd.
Rodus Building, 4th floor
Road Reef, P.O. Box 756 Road Town
Tortola, VG1110, British Virgin Islands
Attention: Ariel Samuel Belilo

with a copy (which shall not constitute notice) to:

Sullivan & Worcester LLP
1633 Broadway
New York, NY 10019
Attention: David E. Danovitch

If to the Transfer Agent:

Philadelphia Stock Transfer, Inc.
2320 Haverford Road
Suite 230
Ardmore, PA 19003

Attention: Bob Winterle

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party at least one (1) Business Day prior to the effectiveness of such change.  Written confirmation of receipt (A) given by the recipient of such notice, consent or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, and recipient facsimile number, (C) electronically generated by the sender’s electronic mail containing the time, date and recipient email address or (D) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of receipt in accordance with clause (i), (ii), (iii) or (iv) above, respectively.

(g)                                    Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.  The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser, including by merger or consolidation; provided, however, that any transaction, whether by merger, reorganization, restructuring, consolidation, financing or otherwise, whereby the Company remains the surviving entity immediately after such transaction shall not be deemed a succession or assignment.  The Purchaser may not assign its rights or obligations under this Agreement.

(h)                                    No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

(i)                                     Publicity.  The Purchaser shall have the right to approve before issuance any press release, SEC filing or any other public disclosure made by or on behalf of the Company whatsoever with respect to, in any manner, the Purchaser, its purchases hereunder or any aspect of this Agreement or the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Purchaser, to make any press release or other public disclosure (including any filings with the SEC) with respect to such transactions as is required by applicable law and regulations so long as the Company and its counsel consult with the Purchaser in connection with any such press release or other public disclosure at least one (1) Business Day prior to its release; provided, however, that the Company’s obligations pursuant to this Section 11(i) shall not apply if the material provisions of such press release, SEC filing, or other public disclosure previously has been publicly disclosed by the Company in accordance with this Section 11(i).  The Purchaser must be provided with a copy thereof at least one (1) Business Day prior to any release or use by the Company thereof.

(j)                                    Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k)                                  Termination.  This Agreement may be terminated only as follows:

(i)                                     By the Purchaser any time an Event of Default exists without any liability or payment to the Company.  However, if pursuant to or within the meaning of any Bankruptcy Law, the Company commences a voluntary case or any Person commences a proceeding against the Company, a Custodian is appointed for the Company or for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors, (any of which would be an Event of Default as described in Sections 9(f), 9(g) and 9(h) hereof) this Agreement shall automatically terminate without any liability or payment to the Company without further action or notice by any Person.  No such termination of this Agreement under this Section 11(k)(i) shall affect the Company’s or the Purchaser’s obligations under this Agreement with respect to pending purchases and the Company and the Purchaser shall complete their respective obligations with respect to any pending purchases under this Agreement.

(ii)                                  In the event that the Commencement shall not have occurred the Company shall have the option to terminate this Agreement for any reason or for no reason without any liability whatsoever of either party to the other party under this Agreement.

(iii)                                 In the event that the Commencement shall not have occurred within ten (10) Business Days of the date of this Agreement, due to the failure to satisfy any of the conditions set forth in Sections 6 and 7 above with respect to the Commencement, either party shall have the option to terminate this Agreement at the close of business on such date or thereafter without liability of either party to any other party; provided, however, that the right to terminate this Agreement under this Section 11(k)(iii) shall not be available to either party if such failure to satisfy any of the conditions set forth in Sections 6 and 7 is the result of a breach of this Agreement by such party or the failure of any representation or warranty of such party included in this Agreement to be true and correct in all material respects.

(iv)                                At any time after the Commencement Date, the Company shall have the option to terminate this Agreement for any reason or for no reason by delivering notice (a “Company Termination Notice”) to the Purchaser electing to terminate this Agreement without any liability whatsoever of either party to the other party under this Agreement.  The Company Termination Notice shall not be effective until one (1) Business Day after it has been received by the Purchaser.

(v)                                 This Agreement shall automatically terminate on the date that the Company sells and the Purchaser purchases the full Available Amount as provided herein, without any action or notice on the part of any party and without any liability whatsoever of any party to any other party under this Agreement.

(vi)                                If by the conclusion of the Facility Term for any reason or for no reason the full Available Amount under this Agreement has not been purchased as provided for in Section 1 of this Agreement, this Agreement shall automatically terminate on the date that is 36 months from the Commencement Date, without any action or notice on the part of any party and without any liability whatsoever of any party to any other party under this Agreement.

Except as set forth in Sections 11(k)(i) (in respect of an Event of Default under Sections 9(f), 9(g) and 9(h)), 11(k)(v) and 11(k)(vi), any termination of this Agreement pursuant to this Section 11(k) shall be effected by written notice from the Company to the Purchaser, or the Purchaser to the Company, as the case may be, setting forth the basis for the termination hereof.  The representations and warranties of the Company and the Purchaser contained in Sections 2, 3 and 5 hereof, the indemnification provisions set forth in Section 8 hereof and the agreements and covenants set forth in Sections 4(e) and 11, shall survive the Commencement and any termination of this Agreement.  No termination of this Agreement shall affect the Company’s or the Purchaser’s rights or obligations under this Agreement with respect to pending purchases and the Company and the Purchaser shall complete their respective obligations with respect to any pending purchases under this Agreement.

(l)                                     No Financial Advisor, Placement Agent, Broker or Finder.  The Company represents and warrants to the Purchaser that it has not engaged any financial advisor, placement agent, broker or finder in connection with the transactions contemplated hereby.  The Purchaser represents and warrants to the Company that it has not engaged any financial advisor, placement agent, broker or finder in connection with the transactions contemplated hereby.  Each party shall be responsible for the payment of any fees or commissions, if any, of any financial advisor, placement agent, broker or finder engaged by such party relating to or arising out of the transactions contemplated hereby.  Each party shall pay, and hold the other party harmless against, any liability, loss or expense (including, without limitation, attorneys’ fees and out of pocket expenses) arising in connection with any such claim.

(m)                                No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(n)                                 Failure or Indulgence Not Waiver.  No failure or delay in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

[Signature Page Follows]

IN WITNESS WHEREOF, the Purchaser and the Company have caused this Common Stock Purchase Agreement to be duly executed as of the date first written above.

THE COMPANY:

SORRENTO THERAPEUTICS, INC.

By:	/s/ Henry Ji, Ph.D.
Name: Henry Ji, Ph.D.
Title: Chairman of the Board, President and Chief Executive Officer

PURCHASER:

ARNAKI LTD.

By:	/s/ Ariel Samuel Belilo
Name: Ariel Samuel Belilo
Title: Director